SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Cray Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Cray Inc. which will be held on the 7th floor of our corporate headquarter offices, located at Merrill Place, 411 First Avenue South, Seattle, Washington 98104-2860, on May 12, 2004, at 2:00 p.m.

      At the Annual Meeting, shareholders will have the opportunity to vote on the following matters:

1.	To elect two directors, each to serve a one-year term (or a three-year term if proposal No. 2 is not approved);

2.	To approve an amendment to our Restated Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors;

3.	To approve an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 120,000,000 to 150,000,000 shares;

4.	To approve the 2004 Long-Term Equity Compensation Plan; and

5.	To conduct any other business that may properly come before the meeting, and any adjournments of the meeting.

      If you were a shareholder of record on March 12, 2004, the record date for the Annual Meeting, you are entitled to vote on these matters.

      At the Annual Meeting, we will review our performance during the past year and comment on our outlook. You will have an opportunity to ask questions about Cray and our operations.

      Regardless of the number of shares you own, your vote is important. You may vote in one of the following methods:

•	by Internet;

•	by telephone;

•	by proxy card; or

•	in person at the Annual Meeting.

      Voting by the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. You also help us reduce postage and proxy tabulation costs. Or you may sign and return the proxy card in the enclosed envelope. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience so we avoid further solicitation costs. Any shareholder attending the meeting may vote in person even if he or she has voted previously.

      Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

      We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

JAMES E. ROTTSOLK
Chairman, Chief Executive
Officer and President

Seattle, Washington

March 24, 2004

PROXY STATEMENT

Page

Information About the Annual Meeting and Voting	1
Our Common Stock Ownership	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
Corporate Governance	6
The Board of Directors	6
The Committees of the Board	6
Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals	8
How We Compensate Directors	9
Director Attendance at Annual Meetings	9
The Executive Officers	10
How We Compensate Executive Officers	10
Management Agreements and Policies	11
Certain Transactions	12
Compensation Committee Interlocks and Insider Participation	12
Report on Executive Compensation for 2003 by the Compensation Committee	12
Independent Public Accountants	14
Information Regarding our Independent Public Accountants	14
Services and Fees	14
Audit Committee Pre-Approval Policy	15
Report on the 2003 Financial Statements and Independent Public Accountants by the Audit Committee	15
Stock Performance Graph	16
Discussion of Proposals Recommended by the Board	16
Proposal 1: To Elect Two Directors	16
Proposal 2: To Approve an Amendment to our Restated Articles of Incorporation To Declassify the Board of Directors	19
Proposal 3: To Approve an Amendment to our Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 120,000,000 to 150,000,000 Shares	20
Proposal 4: To Approve the 2004 Long-Term Equity Compensation Plan	21
Other Business	26
Appendix A: Audit Committee Charter
Appendix B: 2004 Long-Term Equity Compensation Plan

IMPORTANT

          Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote by Internet or by telephone, or sign, date and return the enclosed proxy card. Promptly voting by Internet or by telephone or returning the proxy card will save us the expense and extra work of additional solicitation. If you wish to return the proxy card by mail, an addressed envelope for which no postage is required if mailed in the United States, is enclosed for that purpose. Voting by Internet or by telephone or sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as you may revoke your earlier vote.

CRAY INC.

411 First Avenue South, Suite 600
Seattle, Washington 98104-2860

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS
May 12, 2004

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares of common stock at the 2004 Annual Meeting of Shareholders.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting, however, to vote your shares. You may vote by Internet or by telephone or complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement out on or about March 24, 2004, to all shareholders entitled to vote. If you owned shares of our common stock at the close of business on March 12, 2004, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 73,198,108 shares of our common stock outstanding, our only class of stock having general voting rights.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned on the record date. The proxy card indicates the number of shares you owned on the record date.

Q:	How can I vote?

A:	You may vote by using the Internet, by telephone, by returning the enclosed proxy card or by voting in person at the Annual Meeting.

Q:	How do I vote by Internet or by telephone?

A:	For Shares Registered Directly in Your Name:

If your shares are registered directly in your name, you may vote on the Internet or by telephone through services offered by our transfer agent, Mellon Investors Services LLC. Internet voting is available at the following address: http://www.eproxy.com/ Cray. You should read this Proxy Statement and be prepared to vote, and have available your 11-digit control number located on the right side at the bottom of your proxy card.

To vote by telephone, please use a touch-tone phone and call 1-800-435-6710 (toll-free). You will be asked to enter your 11-digit control number located on your proxy card.

You may vote by Internet or by telephone 24 hours a day, 7 days a week until 11 PM Eastern Daylight Time/8 PM Pacific Daylight Time on May 11, 2004, the day before the Annual Meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank:

A number of brokerage firms and banks participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program provided by Mellon Investor Services LLC, for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by using the web site or calling the telephone number referenced on your voting form and following the instructions provided by your broker or banker.

Q:	How do I vote by proxy?

A:	If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

1.	“for” electing the two nominees for director, each to serve one-year terms (or for three-year terms if proposal No. 2 is not approved);

2.	“for” approval of an amendment to our Restated Articles of Incorporation to declassify the Board of Directors so that all directors will be elected annually, beginning at the 2005 Annual Meeting;

3.	“for” approval of an amendment to our Restated Articles of Incorporation increasing the number of authorized shares of common stock from 120,000,000 to 150,000,000 shares; and

4.	“for” approval of the 2004 Long-Term Equity Compensation Plan.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

1.	Vote again by Internet or by telephone;

2.	Send in another signed proxy with a later date;

3.	Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

4.	Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) account?

A:	Shares of Cray stock held in the Cray 401(k) Savings Plan and Trust (the “401(k) Plan”) are registered in the name of the Trustee of the 401(k) Plan, Fidelity Management Trust Company. Nevertheless, under the 401(k) Plan participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the 401(k) Plan can be voted by submitting voting instructions by Internet, by telephone or by mailing in a special proxy card with respect to the shares held in the participant’s account; this card has a blue stripe at the top. Voting of shares held in the 401(k) Plan must be completed by the close of business on Friday, May 7, 2004. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your bank or brokerage firm, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account executive to learn how to obtain a legal proxy.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A:	Proposal 1: To Elect Two Directors

The two nominees for Director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Approve an Amendment to our Restated Articles of Incorporation To Declassify the Board of Directors

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment to our Restated Articles of Incorporation to eliminate our classified Board so that all of our directors will be elected annually, beginning in 2005. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against this proposal.

Proposal 3: To Approve an Amendment to our Restated Articles of Incorporation To Increase the Number of Authorized Shares of Common Stock from 120,000,000 to 150,000,000 Shares

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 120,000,000 to 150,000,000 shares. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against this proposal.

Proposal 4: To Approve the 2004 Long-Term Equity Compensation Plan

To approve the 2004 Long-Term Equity Compensation Plan, the number of shares voted in favor of the proposal must exceed the number of shares voted against. If you do not vote, or if you abstain from voting, it has no effect on this proposal.

Q:	What is the effect of broker non-votes?

A:	If your broker holds your shares in its “street name” and does not receive voting instructions from you, your broker nevertheless may vote your shares on Proposals 1, 2 and 3 but not on Proposal 4.

If a broker does not vote for a particular proposal, that is considered a broker non-vote. Broker non-votes will be counted for the purpose of determining the presence of a quorum.

A broker non-vote on Proposals 2 and 3 would have the same effect as a vote against these proposals, because passage requires the affirmative vote by holders of a majority of the outstanding shares of common stock.

A broker non-vote would have no effect on the outcome of Proposals 1 and 4, as only a plurality of votes cast is required to elect a Director and a majority of the votes cast is required to approve the 2004 Long-Term Equity Compensation Plan.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services LLC, our transfer agent, will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections (Mellon Investor Services LLC) examine these documents. We will not disclose your vote to our management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co., Inc. may help solicit proxies for an approximate cost of $4,500 plus reasonable expenses.

Q:	I receive multiple copies of the Proxy Statement and Annual Report on Form 10-K, and other documents from Cray. Can I reduce the number of copies that I receive?

A:	Yes.

For registered shareholders of record:

We are working with our transfer agent to reduce the number of copies of the annual meeting materials and other correspondence you receive from us. Through a process called “householding,” SEC regulations permit us to deliver a single copy of our Proxy Statement and Annual Report to shareholders sharing the same address. You would still receive a separate proxy card for each account for voting on the proposals being submitted to the shareholders.

At a later date, you will receive a letter of consent from our transfer agent offering to household eligible registered shareholder accounts. At that time, return the consent letter to the address specified and your accounts will be set up for householding. If you consent to householding, your election will remain in effect until you revoke it. If you revoke your consent, you will be sent separate documents mailed within 30 days after receipt of your revocation.

For shareholders who own their shares through a brokerage firm, bank or other nominee:

Householding has been implemented for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. This has saved us sending over 6,000 additional copies this year. If you hold your shares in street name and would like to start or stop householding, please call 1-800-542-1061 and provide the name of your broker, bank or other nominee and your account number(s).

Q:	Can I view future proxy statements, annual reports and other documents over the Internet, and not receive any hard copies through the mail?

A:	Yes. You can elect to view future proxy statements, annual reports and other documents only over the Internet by visiting https://vault.melloninvestor.com/isd/. Your election to view these documents over the Internet will remain in effect until you revoke it. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Allowing us to household annual meeting materials or electing to view them electronically will help us save on the cost of printing and distributing these materials.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Kenneth W. Johnson, our Corporate Secretary, at (206) 701-2000. Mr. Johnson’s email is ken@cray.com.

OUR COMMON STOCK OWNERSHIP

      The following table shows, as of March 12, 2004, the number of shares of our common stock beneficially owned by the following persons: (a) all persons we know to be beneficial owners of at least 5% of our common stock, (b) our directors, (c) the executive officers named in the Summary Compensation Table and (d) all directors and executive officers as a group. As of March 12, 2004, there were 73,198,108 shares of our common stock outstanding.

		Options or
		Warrants
	Common	Exercisable
	Shares	Within 60	Total Beneficial
Name and Address*	Owned	Days	Ownership(1)(2)	Percentage

5% Shareholders
Terren S. Peizer	—	5,157,198	5,157,198	6.58%
11111 Santa Monica Blvd., #650 Los Angeles, CA 90025

Independent Directors
David N. Cutler	49,023	87,832	136,855	**
Daniel J. Evans	31,153	60,832	91,985	**
Kenneth W. Kennedy, Jr.	1,292	75,832	77,124	**
Stephen C. Kiely	15,000	87,332	102,332	**
William A. Owens	5,000	46,332	51,332	**
Daniel C. Regis	22,999	8,333	31,332	**

Named Executives
James E. Rottsolk	127,739	1,020,398	1,148,137	1.54%
Burton J. Smith	232,194	827,871	1,060,065	1.43%
Gerald E. Loe	55,473	417,910	473,383	**
Scott J. Poteracki	22,762	89,999	112,761	**
David R. Kiefer	40,174	183,533	223,707	**
All directors and executive officers as a group (15 persons)	733,207	3,259,356	3,992,563	5.22%

*	Unless otherwise indicated, all addresses are c/o Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860

**	Less than 1%

(1)	This table is based upon information supplied by the named executive officers, directors and 5% shareholders. Mr. Peizer has sole voting and dispositive powers regarding the shares of common stock underlying certain warrants, which are held of record by Laphroig LLC (warrants for 4,882,438 shares) and Chinaco LLC (warrants for 256,970 shares). Unless otherwise indicated in these notes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options and warrants held by the person or group in question, which may be exercised or converted on March 12, 2004, or within 60 days thereafter.

(2)	Mr. Rottsolk disclaims beneficial ownership of 5,871 shares for which he has voting and dispositive powers as custodian for his son under the Washington Uniform Gifts to Minors Act.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

      We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 2003, except that the initial Form 3 in connection with the hiring of Peter J. Ungaro and the initial Form 4 reporting the award of stock options and restricted stock granted to him upon joining us were filed late.

CORPORATE GOVERNANCE

      The goals of our Board of Directors are to build long-term value for our shareholders and to assure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have adopted revised charters for each of our Board committees, guidelines for our corporate governance and a Code of Business Conduct that applies to all of our directors, officers and employees. We periodically review these governance practices against requirements of the Securities and Exchange Commission, the listing standards of the Nasdaq National Market System, the laws of the State of Washington and practices suggested by recognized corporate governance authorities.

The Board of Directors

      The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

      Currently our Board has eight members. The Board has determined that six directors, identified on the Common Stock Ownership table above, meet the Nasdaq National Market System standards for independence. Only independent directors serve on our Audit, Compensation and Corporate Governance Committees.

      The Board met four times and the Board committees held a total of nine meetings during 2003. Each director attended at least 85% of the meetings of the Board and relevant committees and the average attendance for all directors at Board and committee meetings was over 98%.

The Committees of the Board

      The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance Committee. In May 2003, the former Nominating Committee was dissolved and its duties assumed by the Corporate Governance Committee. At the same time, the Executive Committee was also dissolved. None of the Directors who serve as members of these committees is, or has ever been, one of our employees except that Mr. Rottsolk and Mr. Smith served on the Nominating Committee and on the Executive Committee until the dissolution of those committees in May 2003.

      Audit Committee. The members of the Audit Committee are: Daniel C. Regis (chair), Daniel J. Evans and William A. Owens. The Audit Committee had five meetings during 2003. The Committee and the Board have determined that each member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq National Market rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of:

•	the quality and integrity of our accounting and financial reporting processes and the audits of our financial statements,

•	the qualifications and independence of the public auditing firm engaged to issue an audit report on our financial statements,

•	the performance of our systems of internal controls, disclosure controls and internal audit functions, and

•	our procedures for legal and regulatory compliance, risk assessment and business conduct standards.

      The Audit Committee is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged by us for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us.

      The Audit Committee has revised its charter and the Board of Directors has approved the revised charter. The current Audit Committee Charter, as so revised, is attached as Appendix A. The Audit Committee also adopted a Code of Business Conduct applicable to all directors, officers and employees. The Audit Committee charter and the Code of Business Conduct are available on our web site: www.cray.com under Investors-Corporate Governance-Overview and Charters. The report of the Audit Committee regarding its review of the financial statements and other matters is set forth below on page 15.

      Compensation Committee. The members of the Compensation Committee are: Stephen C. Kiely (chair), David N. Cutler and Kenneth W. Kennedy, Jr. The Committee and the Board have determined that each member of the Compensation Committee is “independent,” as that term is defined in Nasdaq National Market rules and regulations. The Compensation Committee had two meetings in 2003. The Compensation Committee assists the Board of Directors in fulfilling its responsibilities for the oversight of:

•	our compensation policies, plans and benefit programs,

•	the compensation of the chief executive officer and other executive officers, and

•	the administration of our equity compensation plans.

      Our compensation policies, plans and programs are to be designed to attract and retain the best personnel to allow us to achieve our goals and maintain our competitive posture. We seek to foster an environment that rewards superior performance and aligns the interests of our employees to the long-term interests of our shareholders through equity incentives.

      The Compensation Committee adopted a charter that has been approved by the Board of Directors. The Compensation Committee charter is available on our web site: www.cray.com under Investors-Corporate Governance-Overview and Charters. Each year, the Compensation Committee reports to you on executive compensation. The Compensation Committee’s Report on Executive Compensation for 2003 is set forth below beginning on page 12.

      Corporate Governance Committee. The members of the Corporate Governance Committee are: Stephen C. Kiely, Daniel J. Evans and Daniel C. Regis. The Committee and the Board have determined that each member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq National Market rules and regulations. The Corporate Governance Committee was established in May 2003 and held one meeting in 2003. The Corporate Governance Committee assumed the duties of the former Nominating Committee, which held one meeting in 2003 prior to its dissolution. The Corporate Governance Committee has the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles,

•	recommend qualified individuals to the Board for nomination as directors,

•	lead the Board in its annual review of the Board’s performance, and

•	recommend directors to the Board for appointment to Board committees.

      The Corporate Governance Committee has adopted a charter and Corporate Governance Guidelines, both of which have been approved by the Board of Directors. The Corporate Governance Committee charter and the Corporate Governance Guidelines are available on our web site: www.cray.com under Investors-Corporate Governance-Overview and Charters.

      Executive Committee. The Executive Committee, which met or took written action in lieu of a meeting or action by the full Board, was eliminated in May 2003. Messrs. Rottsolk and Smith served on the Executive Committee until its elimination, with Mr. Smith serving as Chairman. The Executive Committee did not meet in 2003.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals

      Communications. The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, and marked to the attention of the Board or any of its individual committees. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved or, in the case of the communications addressed to the Board as a whole, to the Corporate Governance Committee.

      Director Candidates. The Corporate Governance Committee will consider candidates for director recommended by shareholders. The Board membership criteria adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. The Corporate Governance Committee is responsible for assessing the appropriate balance of criteria required of Board members. Recommendations for director candidates should include the candidate’s name and qualifications and evidence that the candidate is willing to serve as one of our directors, and may be submitted in writing to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, marked to the attention of the Corporate Governance Committee.

      In addition, our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, you must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	your name and address,

•	the number of shares of our common stock which you own and when you acquired them,

•	a representation that you intend to appear at the meeting, in person or by proxy,

•	each nominee’s name, age, address, and principal occupation or employment,

•	all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

•	each nominee’s executed consent to serve as a director if so elected.

      The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

      Shareholder Proposals. In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2005 Annual Meeting, we must receive the written proposal no later than November 25, 2004. Such proposals also must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company sponsored proxy materials.

      In order for a shareholder proposal to be raised from the floor during the 2005 Annual Meeting, written notice of the proposal must be received by us not less than 60 nor more than 90 days prior to the meeting or, if later, by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	a brief description of the business you wish to bring before the meeting, the reasons for conducting such business and the language of the proposal,

•	your name and address,

•	the number of shares of our common stock which you own and when you acquired them,

•	a representation that you intend to appear at the meeting, in person or by proxy, and

•	any material interest you have in the business to be brought before the meeting.

      The Chairman of the Board, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.

      If you wish to obtain a free copy of our Bylaws, please contact Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860. The Bylaws are available on our web site: www.cray.com under Investors-Corporate Governance-Overview and Charters.

How We Compensate Directors

      Until 2003, we did not provide cash compensation to directors for serving on the Board or committees. We reimbursed the directors for travel and related expenses incurred in attending shareholder, Board and committee meetings and granted stock options. In light of the Sarbanes-Oxley Act of 2002 and subsequent regulatory rulemaking, we changed our Board compensation in May 2003 to compensate our directors as set forth below.

      Cash. Each non-employee Director receives an annual retainer of $10,000, paid quarterly, and a fee of $2,500 for each meeting of the Board attended in person or $1,000 if attended telephonically. Each committee chair receives an annual fee of $2,000, paid quarterly, and each director receives a fee of $1,000 for each committee meeting attended, whether in person or telephonically. We continue to reimburse all expenses related to participation in meetings of the shareholders, Board and committees.

      Stock Option Awards. Each non-employee director, on the date of the Annual Meeting, is granted a non-qualified option for 20,000 shares of our common stock, vesting monthly over the next twelve months and with an exercise price equal to the fair market value of our common stock on the date of the Annual Meeting. In addition, each non-employee director, upon his or her first election to the Board, is granted an option for 20,000 shares, vesting immediately, and with an exercise price equal to the fair market value of our common stock on the date of such first election.

      We do not compensate employee directors for their service on the Board.

Director Attendance at Annual Meetings

      We encourage but do not require our directors to attend the Annual Meeting of Shareholders. We schedule a regular Board meeting for the morning before the Annual Meeting. Five of our directors attended the 2003 Annual Meeting.

The Executive Officers

How We Compensate Executive Officers

      The tables and text on pages 10 and 11 describe the salaries, bonuses and other compensation paid during the last three years, options granted and exercised in 2003, and option values as of year-end 2003 for our President and Chief Executive Officer and our next four most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
							All Other
				Other Annual	Restricted		Compen-
Name and Principal Position	Year	Salary	Bonus(1)	Compensation	Stock(2)	Options	sation(3)

James E. Rottsolk	2003	$337,500	$263,813	—	$129,938	—	$8,106
CEO and President	2002	$300,000	$429,750	—	—	615,872	$86,709
	2001	$291,095	—	—	—	60,000	$4,198

Burton J. Smith	2003	$246,500	$100,500	—	$49,500	—	$8,169
Chief Scientist	2002	$236,000	$180,304	—	—	263,962	$7,836
	2001	$235,095	—	—	—	40,000	$7,836

Gerald E. Loe(4)	2003	$237,500	$113,900	$45,520	$56,100	—	$5,349
Vice President	2002	$227,500	$219,650	$91,040	—	469,961	$30,019
	2001	$215,470	—	—	—	50,000	$3,324

Scott J. Poteracki(5)	2003	$232,400	$91,120	—	$44,880	—	$5,308
Vice President and	2002	$40,961	$40,000	$40,000	—	300,000	$2,750
CFO

David R. Kiefer	2003	$221,500	$90,450	—	$44,550	—	$6,725
Vice President	2002	$210,000	$160,440	—	—	256,365	$36,909
	2001	$207,500	—	—	—	40,000	$4,226

(1)	Bonuses are shown for the year earned. The 2002 bonuses were paid in 2003, and the 2003 bonuses will be paid in 2004. No executive bonuses were declared for 2001.

(2)	If the shareholders approve the 2004 Long-Term Equity Compensation Plan, the named executive officers and other officers will receive grants of stock bonuses that will be restricted against transfer for one year. The number of shares granted to each officer named above will be determined by dividing the amounts shown corresponding to each named officer by the fair market value of our common stock on the date of the 2004 Annual Meeting. If we were to pay dividends on our common stock, the holders of these shares would receive such dividends. We have not paid any dividends on our common stock, and have no present plans to do so. If the shareholders do not approve the 2004 Long-Term Equity Compensation Plan, these amounts will be paid to the officers in cash in 2004 as additional bonus earned in 2003.

(3)	“All Other Compensation” includes premiums for group term life insurance policies (Mr. Rottsolk — $5,160, Mr. Smith — $5,544, Mr. Loe — $1,849, Mr. Poteracki — $1,808 and Mr. Kiefer — $3,225) and our matching contributions under our 401(k) Plan (Mr. Rottsolk — $2,946, Mr. Smith — $2,625, Mr. Loe — $3,500, Mr. Poteracki — $3,500, and Mr. Kiefer — $3,500). In 2001, we ceased accruing vacation pay for officers. In May 2002, we offered the officers the opportunity to use their accrued vacation pay to exercise stock options in order to increase their equity ownership. These options expired on June 30, 2002, and are included under “options” in the above table under the column “Long-Term Compensation.” The following amounts, also included under “All Other Compensation” above, reflect the amount of accrued vacation pay used by each officer to exercise these options: Mr. Rottsolk — $79,325, Mr. Loe — $25,252 and Mr. Kiefer — $32,308.

(4)	The amounts shown as “Other Annual Compensation” for Mr. Loe for 2003 and 2002 relate to the forgiveness of certain indebtedness to us. See “Certain Transactions” below.

(5)	Mr. Poteracki joined us in October 2002. The amount shown as “Other Annual Compensation” for 2002 was a one-time hiring bonus.

Option Grants in 2003

      No executive officer named in the Summary Compensation Table was granted a stock option in 2003.

Aggregated Option Exercises in 2003 and Values as of Year-End 2003

      The following table provides information, with respect to each of the executive officers named in the Summary Compensation Table, regarding stock options exercised by such officers during 2003 and the value of unexercised options held by them at December 31, 2003.

			Shares Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2003		December 31, 2003(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James E. Rottsolk	9,548	$71,361	968,311	386,257	$3,918,949	$2,396,741
Burton J. Smith	14,548	$124,841	794,410	184,590	$2,872,640	$1,108,850
Gerald E. Loe	12,000	$103,680	382,278	287,922	$1,646,209	$1,783,920
Scott J. Poteracki	60,000	$517,200	69,999	170,001	$381,495	$926,505
David R. Kiefer	90,000	$711,750	162,494	197,506	$962,146	$1,223,905

(1)	“In-the-money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date. On December 31, 2003, the closing per share price of our common stock on the Nasdaq National Market System was $9.93.

Management Agreements and Policies

      We have entered into Management Continuation Agreements with certain of our employees, including our current executive officers named in the Summary Compensation Table. Pursuant to these agreements, each such officer or employee is eligible to receive, in the event that his or her employment is terminated within three years following a change of control, other than for just cause, death, disability, retirement or resignation other than for good reason, as such terms are defined in the agreement, an amount equal to two times his or her annual compensation, continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. If these severance payments were to constitute “excess parachute payments” for federal income tax purposes, we have agreed to pay any excise taxes due with respect to those “excess parachute payments,” and any further excise taxes and federal and state income taxes due with respect to these additional payments, so that the employee receives the same after-tax compensation the employee would have received if no excise tax were imposed.

      Under the Management Continuation Agreements, “annual compensation” means the wages, salary and incentive compensation the employee received in the calendar year immediately prior to the termination. A “change of control” includes a 50% or greater change in voting power immediately following a merger or acquisition and certain changes in the composition of the Board of Directors during a thirty-six month period not initiated by our Board of Directors.

      In October 2002, the Board adopted an Executive Severance Policy that covers our officers, including the executive officers named in the Summary Compensation Table. This policy primarily applies to terminations of employment without cause or resignations for good reason (as such terms are defined in the policy); this policy does not apply if the Management Continuation Agreements described above are applicable and does not apply to terminations due to death, disability or retirement. If applicable, this policy provides for continuation of base salary, exclusive of bonus, for varying periods. For the Chief Executive Officer, the period is twelve months plus one month for each year of service as an officer up to a maximum of fifteen months; for senior vice presidents, the period is nine months plus one month for each year of service as an officer up to a maximum of twelve months; and for other vice presidents, the period is six months plus one month for each year of service as an officer up to a maximum of nine months. This policy also provides for continued payment of our portion of medical, dental, vision and life insurance benefits, extension of a period to exercise stock options if permitted by the applicable option agreement and executive outplacement services. To receive these benefits the officer must provide a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under this policy are unfunded and the Board has the express right to modify or terminate this policy at any time.

Certain Transactions

      In 1997, we loaned Mr. Loe $147,273 in connection with his exercises of stock options. Mr. Loe gave us a promissory note due in December 2004; this note bears interest at a compounded rate of 2.5% per year. On March 21, 2002, we entered into an agreement with Mr. Loe that we would forgive 50% of that loan on December 31, 2002, 25% on December 31, 2003, and the remaining 25% on December 31, 2004, if Mr. Loe continued to be employed by us on those dates. On January 1, 2003, Mr. Loe’s loan balance was $91,040. Pursuant to our agreement, we forgave 25% of his loan balance on December 31, 2003, leaving him with a balance due on the note as of that date of $47,796.

      After this loan was extended and we entered into the forgiveness agreement, the Sarbanes-Oxley Act of 2002 was enacted; this legislation prohibits such extensions of credit to executive officers and, accordingly, we will make no other such extensions of credit.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during 2003 were Stephen C. Kiely, David N. Cutler and Kenneth W. Kennedy, Jr. No member of the Compensation Committee was an officer or employee of Cray Inc. or any of our subsidiaries in 2003 or formerly. In addition, none of our executive officers served on the board of directors of any entity whose executive officers included one of our directors.

Report on Executive Compensation for 2003 by the Compensation Committee

      The Compensation Committee of the Board of Directors is responsible for reviewing and approving our compensation philosophy and reviewing on a periodic basis the competitiveness of our compensation plans and benefits programs to ensure that we attract and retain highly qualified executive officers and other employees, motivate our executive officers and other employees to achieve our business objectives and align the interests of the executive officers and other employees with the long-term interests of the shareholders. The Committee is composed exclusively of independent directors who are neither our employees nor our former employees nor eligible to participate in any of our executive compensation programs other than as directors under our 2003 Stock Option Plan and the 2004 Long-Term Equity Compensation Plan, if approved by the shareholders.

      The Compensation Committee has the authority to determine the compensation of our executive officers other than the Chief Executive Officer. The Board (acting in executive session without the presence of the Chief Executive Officer) determines the compensation of the Chief Executive Officer based on the recommendation of the Committee.

      Philosophy. Our philosophy is to provide compensation policies, plans and programs designed to attract and retain the best personnel to allow us to achieve our goals and maintain our competitive posture. We seek to foster an environment that rewards superior performance and aligns the interests of our employees to the long-term interests of our shareholders through equity incentives.

      Annual Salary and Bonus Plan. The Committee determines an annual compensation plan for our executive officers, other than for the Chief Executive Officer, after soliciting the recommendations of the Chief Executive Officer. In making individual base salary decisions, the Committee considers each officer’s duties, the quality of the individual’s performance, the individual’s potential, market compensation practices, the contribution the officer has made to our overall performance, our financial status and salary levels in comparable high technology companies. The Committee also compares the salary of each officer with other officers’ salaries, taking into account the number of years employed by us, the possibility of future promotions and the extent and frequency of prior salary adjustments.

      Our management bonus plan is a material element of the annual compensation program for our executive officers and other key employees. The 2003 management bonus plan provided for bonuses as a percentage of salary based on our achieving certain specified goals regarding net operating income and, with respect to each executive officer, the officer meeting certain individual performance goals. For 2003, the Committee granted bonuses to each of our executive officers, including the executive officers named in the Summary Compensation Table, based on the level of the Company’s net operating income in 2003 and each officer meeting his or her individual performance goals. The 2004 management bonus plan is similar to the 2003 plan and is based on revenue and net operating income, other objective targets and each officer meeting certain individual performance goals.

      Equity. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the current stock ownership of the officer, relevant industry experience, the impact of the officer’s contribution, the number of years each officer has been employed by us, the possibility of future promotions, the extent and frequency of prior option grants and the officer’s unvested stock option position. Options have been granted subject to four-year vesting periods to encourage the officers and key employees to remain in the employ of the Company. In 2003, no stock option grants were issued to executive officers except for one option granted in connection with the hiring of Peter J. Ungaro. In connection with considering the bonuses to be granted to officers for 2003, the Committee determined that, subject to the approval of the 2004 Long-Term Equity Compensation Plan by shareholders, an amount equal to one-third of the bonus should be paid in shares of common stock with restrictions against transfer for one year. The Committee believed the payment of both cash and restricted stock was appropriate for the officers and further aligned their interests to the long-term interests of our shareholders.

      Chief Executive Officer. The Committee recommends to the Board the compensation of Mr. Rottsolk, the Chief Executive Officer, including base salary and bonus plan. In recommending Mr. Rottsolk’s compensation, the Committee considers such multiple factors as its deems appropriate, including our performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, other relevant market data and prior awards, as well as the factors used in determining the compensation of the other executive officers. Mr. Rottsolk participates in the bonus and stock option plans on the same basis as with the other executive officers.

      Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that we may deduct for compensation paid to any of our most highly compensated officers in any year. We do not expect the levels of salary and bonus paid by us to exceed this limit. Under IRS regulations, the $1 million limit on deductibility does not apply to compensation received through the exercise of stock options that meet certain requirements. It is our current policy generally to grant options that meet those requirements.

The Compensation Committee

Stephen C. Kiely, Chairman
David N. Cutler
Kenneth W. Kennedy, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding our Independent Public Accountants

      Deloitte & Touche LLP has served as our independent auditors since 1987 and audited our 2003 financial statements. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions. The Audit Committee has not selected a firm to serve as our auditors for 2004 yet, pending an engagement proposal from Deloitte & Touche LLP.

Services and Fees

      The following table lists the fees for services rendered by Deloitte & Touche LLP for 2003 and 2002:

Services	2003	2002

Audit Fees(1)	$699,000	$598,000
Audit-Related Fees(2)	$85,000	$77,000
Tax Fees(3)	$136,000	$83,000
All Other Fees(4)	$—	$—

Total	$920,000	$758,000

(1)	Audit services billed in 2003 consisted of: audit of our annual financial statements, reviews of our quarterly financial statements, and comfort letters, statutory and regulatory audits, consents and other services related to filings with the Securities and Exchange Commission. Services billed in 2002 consisted of: audit of our annual financial statements, reviews of our quarterly financial statements, and statutory and regulatory audits, consents and other services related to filings with the Securities and Exchange Commission.

(2)	Audit-related services billed in 2003 and 2002 consisted of: financial accounting and reporting consultations, Sarbanes-Oxley Act, Section 404 advisory services and employee benefit audits.

(3)	Tax services billed in 2003 and 2002 consisted of tax compliance and tax planning and advice.

•	Fees for tax compliance services totaled $74,000 in 2003 and $52,000 in 2002. Tax compliance services are services rendered, based upon facts already in existence or transactions already occurred, to document, compute and obtain government approval for amounts to be included in tax filings. Such services consisted of federal, state and local income tax return assistance, sales and use, property and other tax return assistance, assistance with tax return filings in certain foreign jurisdictions and transfer pricing documentation.

•	Fees for tax planning and advice services totaled $62,000 in 2003 and $31,000 in 2002. Tax planning and advice are services rendered with respect to proposed transactions or that structure a transaction to obtain a particular tax result. Such services consisted of tax advice related to research and development tax credits and tax advice related to intra-group restructuring.

(4)	There were no fees billed for other services in 2003 or 2002.

      The Audit Committee has determined that the provision by Deloitte & Touche LLP of non-audit services for us in 2003 is compatible with Deloitte & Touche LLP’s maintaining its independence.

      The Audit Committee has approved Deloitte & Touche LLP to perform the following non-audit services for us during 2004:

•	Consultations and consents related to SEC filings and registrations statements

•	Audits of employee benefit plans

•	Statutory audits required by our foreign subsidiaries and consultation of accounting matters

•	Tax planning and tax compliance for the U.S. and foreign income and other taxes

•	Assistance related to implementation of Section 404 of the Sarbanes-Oxley Act of 2002

Audit Committee Pre-Approval Policy

      All audit, tax and other services to be performed by Deloitte & Touche LLP for us must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2003, all services performed by Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

Report on the 2003 Financial Statements and Independent Public Accountants by the Audit Committee

      The Audit Committee of the Board of Directors has furnished the following report:

      Our management has the responsibility for the financial statements and for their integrity and objectivity. To help fulfill this responsibility, management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that transactions are executed in accordance with management’s authorizations and are reflected accurately in our records. The Audit Committee oversees the fulfillment by management of its responsibilities over financial controls and the preparation of the financial statements. The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2003, and discussed such statements with management and the Company’s independent auditors, Deloitte & Touche LLP, including discussions concerning the quality of accounting principles, reasonableness of significant judgments and disclosures in the financial statements.

      The Audit Committee also has discussed with the Company’s independent auditors such matters relating to the performance of the audit as are required to be discussed by Statements of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Committee has discussed with the independent auditors their independence with respect to the Company and considered whether their provision of non-audit services is compatible with maintaining that independence. In this consideration, the Committee reviewed the fees billed by the independent auditors as disclosed above. The Company has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1.

      In reliance on the reviews and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The Audit Committee

Daniel C. Regis, Chairman
Daniel J. Evans
William A. Owens

STOCK PERFORMANCE GRAPH

      The graph below compares the cumulative total return to shareholders for our common stock with the comparable return of the Nasdaq Stock Market (U.S. companies) Index and the Nasdaq Computer Manufacturer Stocks Index.

      The graph assumes that a shareholder invested $100 in our common stock on December 31, 1998, and that all dividends were reinvested. We have never paid cash dividends on our common stock. All return information is historical and is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG OUR COMMON STOCK,

THE NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND THE NASDAQ
COMPUTER MANUFACTURER STOCKS INDEX THROUGH DECEMBER 31, 2003

	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03

Cray Inc.	100.0	72.0	24.0	29.9	122.7	158.9
Nasdaq Stock Market (U.S.)	100.0	185.4	111.8	88.8	61.4	96.8
Nasdaq Computer Manufacturer Stocks	100.0	212.3	121.0	83.4	55.2	76.9

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:     To Elect Two Directors

      Our Bylaws fix the number of members of our Board at eight. Eight directors, divided into three classes, presently serve on our Board of Directors for three-year terms. Five of these eight directors will continue to serve according to their previous elections. The Board has nominated Messrs. Evans and Regis for reelection to the Board, each to hold office until the Annual Meeting in 2005, or if Proposal 2 is not approved, each to hold office until the Annual Meeting in 2007.

      We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy.

      David N. Cutler has informed us that he will retire from the Board effective at the 2004 Annual Meeting. Mr. Cutler joined our Board in 1993 and has provided invaluable assistance and guidance to us for eleven years. We thank him for his many contributions to Cray.

      The Corporate Governance Committee is in the process of reviewing candidates to replace Mr. Cutler and as possible additions to the Board. At this time, the Corporate Governance Committee has not completed its process and the Board does not have a nominee or nominees for consideration by the shareholders. The Board has the authority to appoint directors if there is a vacancy or to increase the size of the Board and add directors for terms expiring at the next Annual Meeting of Shareholders.

      Board Recommendation: The Board of Directors recommends that you vote “for” the election of all nominees for director.

Nominees for Directors Whose Terms Expire in 2005 (or in 2007, if Proposal 2 is not approved.)

     Daniel J. Evans

      Mr. Evans, 78, joined our Board in 1990. Since 1989, Mr. Evans has been Chairman of Daniel J. Evans Associates, a consulting firm. He served as United States Senator from the State of Washington from 1983 to 1989; Chairman of the Pacific Northwest Power and Conservation Planning Council from 1981 to 1983; President of the Evergreen State College in Olympia, Washington from 1977 to 1983; and for three terms as Governor of the State of Washington from 1965 to 1977. Mr. Evans is a director of Flow International Corporation, Western Wireless, Inc., Archimedes Technology Group, Costco Wholesale Corporation and the National Information Consortium, and a member of the Board of Regents of the University of Washington. Mr. Evans received his M.S. degree in civil engineering from the University of Washington.

     Daniel C. Regis

      Mr. Regis, 64, joined our Board in April 2003. He currently is Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies, which he co-founded in 2000. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. Prior to that, Mr. Regis spent thirty-two years with Price Waterhouse LLP, including serving as managing partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. He is a director of Columbia Banking System, Inc., and Primus Knowledge Systems, Inc. He received his B.S. from Seattle University.

     Continuing Directors

      Information about each of our continuing directors is set forth below.

     Directors whose Terms Expire in 2005

          Kenneth W. Kennedy, Jr.

      Professor Kennedy, 58, joined our Board in 1989. He is the John and Ann Doerr Professor of Computational Engineering at Rice University and also is currently Director of the Center for High Performance Software at Rice University. He directed the National Science Foundation Center for Research on Parallel Computation from 1989 to January 2000. From 1997 to 1999, Professor Kennedy served as Co-Chair of the President’s Information Technology Advisory Committee and currently remains a member of that committee. He is a Fellow of the Institute of Electrical and Electronics Engineers, the Association for Computing Machinery, and the American Association for the Advancement of Science and has been a member of the National Academy of Engineering since 1990. In 1999, he was named recipient of the ACM SIGPLAN Programming Languages Achievement Award, the third time this award was given. He received his M.S. and Ph.D. degrees from New York University.

          James E. Rottsolk

      Mr. Rottsolk, 59, is one of our co-founders and serves as Chairman, Chief Executive Officer and President. He served as our Chief Executive Officer and President from our inception in 1987 through September 2001, and was reappointed to those positions in March 2002. He has served as Chairman of the Board since December 2000. Prior to 1987, Mr. Rottsolk served as an executive officer with several high technology companies. Mr. Rottsolk received his B.A. from St. Olaf College and his A.M. and J.D. degrees from the University of Chicago.

Directors whose Terms Expire in 2006 (If Proposal 2 is approved, the terms of these Directors will expire in 2005).

          Stephen C. Kiely

      Mr. Kiely, 58, joined our Board in December 1999. He is Executive Chairman of Stratus Technologies Inc., headquartered in Maynard, Massachusetts. Mr. Kiely has served in his present position at Stratus Technologies since 1999 when Stratus was purchased from Ascend Communications and he served as Chief Executive Officer of Stratus Technologies from 1999 through June 2003. Mr. Kiely joined Stratus in 1994 and held various executive positions with Stratus, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a past member of the Advisory Council for the School of Engineering at Rice University, has served as a board member of the Massachusetts Technology Park Corporation and was a member of an advisory board to the President of the State University of New York at New Paltz. Mr. Kiely received his B.A. in Mathematics at Fairfield University and his M.S. in Management at the Stanford University Graduate School of Business.

          William A. Owens

      Mr. Owens, 63, joined our Board in February 2001. Mr. Owens is Chairman and Chief Executive Officer of Teledesic LLC. Previously, he was President, Chief Operating Officer and Vice-Chairman of Science Applications International Corporation (SAIC). He also served as Vice-Chairman of the Joint Chiefs of Staff; Deputy Chief of Naval Operations for Resources, Warfare Requirements and Assessments; commander of the U.S. Sixth Fleet; senior military assistant to Secretaries of Defense Frank Carlucci and Dick Cheney; and director of the Office of Program Appraisal for the Secretary of the Navy. Mr. Owens serves on the boards of Teledesic LLC, Symantec, Inc., Polycom, Inc., TIBCO Inc., British American Tobacco Industries, p.l.c., Nortel Networks Corporation, Telstra Corporation Limited, Daimler Chrysler AG, ViaSat, Inc., BIOLASE Technology, Inc., Wireless Facilities, Inc. and Metal Storm LLC. In addition, he is a director of the Carnegie Foundation and the Department of Defense’s Defense Policy Board. He is a graduate of the U.S. Naval Academy, with a bachelor’s degree in mathematics. He also holds bachelor’s and master’s degrees in politics, philosophy and economics from Oxford University and a master’s in management from George Washington University.

          Burton J. Smith

      Mr. Smith, 63, is one of our co-founders and has been our Chief Scientist and a director since early 1988. He served as Chairman from 1988 to 1999. Mr. Smith is a recognized authority on high performance computer architecture and programming languages for parallel computers. He is the principal architect of the Cray MTATM system and heads our Cascade project. Mr. Smith was a Fellow of the Supercomputing Research Center (now the Center for Computing Sciences), a division of the Institute for Defense Analyses, from 1985 to 1988. In 2003, he received the Seymour Cray Computing Engineering Award from the IEEE Computer Society and was elected as a member of the National Academy of Engineering. He was honored in 1990 with the Eckert-Mauchly Award given jointly by the Institute for Electrical and Electronic Engineers and the Association for Computing Machinery, and was elected a Fellow of both organizations in 1994. Mr. Smith received his S.M., E.E. and Sc.D. degrees from the Massachusetts Institute of Technology.

Proposal 2:	To Approve an Amendment to our Restated Articles of Incorporation to Declassify the Board of Directors

      We propose to amend Article V(B) of our Restated Articles of Incorporation to eliminate the current classified Board of Directors, so that all directors will stand for election annually, beginning with the 2005 Annual Meeting. The proposed amendment replaces paragraph B of Article V in its entirety. As amended, Article V(B) of our Restated Articles would read:

      “B. Term. The terms of all directors expire at the next annual shareholders’ meeting following their election, provided that a director continues to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors.”

      Classified or staggered boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence. Proponents also believe classification provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company. This continuity and long-term focus is particularly important to companies such as ours, where product and technology development is complex and long-term. Proponents further assert that classified boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.

      On the other hand, some investors view classified boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a staggered structure for the election of directors may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees and therefore may erode shareholder value.

      The Board has given due consideration to the various arguments for and against a classified board. After this review, the Board of Directors, upon the recommendation of the Corporate Governance Committee, has decided that it is an appropriate time to propose declassifying the Board. This determination by the Board furthers its goal of ensuring that our corporate governance policies maximize management accountability to shareholders and would, if adopted, allow shareholders the opportunity each year to register their views on the performance of the full Board of Directors.

      The Board of Directors has unanimously approved the proposed amendment declassifying the Board of Directors. If approved by the shareholders, the proposed amendment will become effective upon the filing of Articles of Amendment to our Restated Articles of Incorporation with the Secretary of State of the State of Washington, which we would do promptly after the Annual Meeting.

      If the proposed amendment were approved by our shareholders, the terms for all of our directors would end at our 2005 Annual Meeting. Messrs. Kiely, Owens and Smith, who were each elected to three-year terms at the 2003 Annual Meeting, have agreed to stand for re-election at the 2005 Annual Meeting if this proposal is approved. Beginning with the 2005 Annual Meeting, all directors would be elected for one-year terms at each Annual Meeting.

      If this proposal is adopted, any director appointed by the Board as a result of the newly created directorship or to fill a vacancy on the Board of Directors would hold office until the next Annual Meeting.

      The Board of Directors has already approved amendments to our by-laws that, upon approval of this proposal, would make them consistent with the amendment to the Restated Articles of Incorporation.

      Our by-laws currently provide for eight Directors. This proposal would not change the present number of Directors and the Directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

Board Recommendation: The Board of Directors recommends a vote “for” the proposal to amend the Restated Articles of Incorporation to declassify the Board of Directors.

Proposal 3:	To Approve an Amendment to our Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 120,000,000 to 150,000,000 Shares

      We propose to amend Article II (A) of our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 120,000,000 to 150,000,000 shares.

      As amended, Article II(A) of our Restated Articles of Incorporation would read:

“A. Authorized Capital. The Corporation is authorized to issue a total of one hundred fifty-five million (155,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of $.01 par value to be designated “Common Stock” and five million (5,000,000) shares of $.01 par value to be designated “Preferred Stock.” Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidation rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this article or in a resolution of the Board of Directors adopted pursuant to Paragraph B.”

      As of March 12, 2004, we had no shares of preferred stock issued and outstanding of an authorized 5,000,000 shares of preferred stock and approximately 73.2 million shares of common stock issued and outstanding and had reserved approximately 23.6 million shares of common stock for issuance under existing warrants, stock options and other employee benefit plans. In our acquisition agreement with OctigaBay Systems Corporation, which is expected to close before the Annual Meeting, we have agreed to issue approximately 12.7 million shares of common stock and reserve an additional 1.6 million shares of common stock for issuance pursuant to an assumed stock option plan and assumed outstanding stock options. Assuming the closing of the OctigaBay Systems Corporation acquisition and shareholder approval of the 2004 Long-Term Equity Compensation Plan, we will have an aggregate of approximately 116.6 million shares of common stock issued and reserved for issuance at the time of the Annual Meeting.

      Our preferred stock is undesignated. The Board of Directors, without shareholder approval, may issue the preferred stock with voting and conversion rights that could materially and adversely affect the voting power of the holders of common stock, and could also decrease the amount of earnings and assets available for distribution to the holders of common stock.

      The rights of additional authorized shares of common stock would be identical to shares now authorized.

      The authorization of common stock will not, in itself, have any effect on your rights as a shareholder. If the Board were to issue additional shares of common stock for other than a stock split or dividend, however, it could have a dilutive effect on our earnings per share and on your voting power in us.

      We believe that the proposed increase in the number of authorized shares of common stock is in the best interests of our shareholders. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain our financing and capital raising flexibility, fund acquisitions and mergers, enable employee benefit plans such as the 2003 Stock Option Plan and 2004 Long-Term Equity Compensation Plan, provide for matching contributions under our 401(k) Plan, enable stock splits and dividends and for other proper business purposes. Having a limited number of shares available severely limits our flexibility and hinders our ability to raise capital, move quickly with respect to acquisition opportunities and attract employees.

      By having additional shares readily available for issuance, we will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of shareholders. We have no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares of common stock.

      The Board may issue additional shares of common stock without action on your part only if the action is permissible under Washington corporate law and the rules of the Nasdaq National Market System, on which our common stock is listed. For example, approval by the shareholders would be required by Nasdaq rules if the issuance of shares of common stock, or securities convertible into common stock, such as the preferred stock, would result in a change of control of the Company. Nasdaq also requires shareholder approval before the issuance of shares in private transactions equal to 20% or more of the common stock or voting power outstanding before the issuance for less than the greater of the book value or market value of the common stock and before the issuance of shares in an acquisition equal to 20% or more of the common stock or voting power outstanding before the acquisition. Exceptions to these rules may be made upon application to Nasdaq.

      The future issuance of additional shares of common stock also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). Our management and Board could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of our independent shareholders. In fact, the mere existence of such a block of authorized but unissued shares, and the Board’s ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire our shares on an unfriendly basis. We have other provisions in our restated articles of incorporation, restated bylaws and credit agreements that could make it more difficult for a third party to acquire us. For example, our articles of incorporation and bylaws provide, even assuming the classified board is eliminated, limitations on removing a director, the ability of the Board to issue preferred stock with such voting, dividend, liquidation and other terms as the Board determines, no cumulative voting for directors, special voting requirements for certain mergers and other business combinations and special procedures for calling special meetings of the shareholders, proposing matters for shareholder approval and nominating directors.

      While the authorization of additional shares of common stock alone or together with the preceding provisions may have an anti-takeover effect, the Board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure, nor are we aware of any proposed transactions of this type. We have no present plans or proposals to adopt any other provisions or enter into any other arrangements that may have material anti-takeover consequences.

      Board Recommendation: The Board of Directors recommends that you vote “for” approval of the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 120,000,000 to 150,000,000 shares.

Proposal 4:	To Approve the 2004 Long-Term Equity Compensation Plan

      On March 5, 2004, the Board of Directors approved the adoption of the 2004 Long-Term Equity Compensation Plan (the “2004 Plan”), subject to shareholder approval. The 2004 Plan authorizes the issuance of up to 5,500,000 shares of common stock pursuant to stock options; 4,000,000 of these shares may instead be granted as stock bonus awards and grants of restricted stock.

      The complete text of the 2004 Plan is set forth as Appendix B to this proxy statement. The following summary description is qualified in its entirety to reference to the full text of the 2004 Plan.

      We believe that the approval of the 2004 Plan is in the best interest of our shareholders. Stock options remain a key factor in attracting, rewarding and retaining employees, including officers. Stock options serve to align the interest of optionees with the long-term interests of our shareholders. Our options are granted at fair market value on the day of grant and generally vest over four years, with no vesting for the first year. Thus an optionee realizes an economic gain in connection with his or her stock options only if there is a long-term appreciation in the market price for our common stock. Having insufficient options available for grant would adversely affect our ability to attract and retain employees, officers, directors, agents and consultants.

      We are mindful of the current controversies surrounding stock options, and the proposals that would require expensing of stock options on our financial statements. If these proposals were adopted, we likely could no longer afford to grant stock options to all of our employees. In some circumstances the use of stock bonus grants and/or restricted stock grants, either alone or in combination with stock options, may provide an appropriate compensation structure and employee benefit. Given the uncertainty of the long-term future of stock options and the desire to have flexibility in granting incentive awards in the future, the 2004 Plan permits the granting of stock bonuses and restricted stock grants as well as stock options.

      We currently have one stock option plan with options available for grant: the 2003 Stock Option Plan covering a total of 4,000,000 shares of common stock. Under the 2003 Stock Option Plan, options covering 1,475,785 shares remain available for grant as of March 12, 2004. If the acquisition of OctigaBay Systems Corporation closes, we will assume its stock option plan for Canadian employees and will issue our common stock upon exercise of options granted under that plan. That plan, on a post-acquisition basis, authorizes a total of 1,597,009 shares of common stock, of which options covering 408,253 shares will have been issued, leaving options covering 856,297 shares available for grant for Canadian employees.

      Purposes of the Plan. The purposes of the 2004 Plan are to provide a means for us to attract, reward and retain the services and advice of our employees, officers, directors, agents and consultants, and to provide them with added incentives by encouraging ownership of our common stock.

      Maximum Number of Shares. The 2004 Plan provides that up to 5,500,000 shares of common stock may be issued pursuant to the Plan with up to 4,000,000 of these shares available for grant as stock bonuses and restricted stock awards. These numbers would be adjusted for changes in our capital structure, such as a stock split. If any option or award expires or is surrendered, cancelled or terminated for any reason without having been exercised or awarded in full, the unpurchased or unearned shares subject to such option or award shall again be available for grant under the 2004 Plan.

      Types of Options. The options granted may be either incentive stock options (“ISOs”) or nonqualified stock options, although ISOs may be granted only to employees. The Board determines the term of each option and when options are exercisable. The Board’s practice has been to have options become exercisable over a four-year period, with 25% becoming exercisable one year after grant and then ratably monthly over the next 36 months. Options granted to directors generally vest over a twelve-month period, ratably per month. Options expire no later than ten years from the date of grant, although the Board may grant options that expire earlier.

      Stock Awards. The Board may award up to 4,000,000 of the shares of common stock as stock bonuses and restricted stock awards. The Board may determine the number of shares to be awarded, the period of time for the award, and the terms, conditions (including performance conditions) and restrictions applicable to each award. If less than 4,000,000 shares are granted as stock bonuses and restricted stock awards, the remaining shares may be granted as stock options.

      Eligible Participants. Eligible participants include current or future employees (including employees who are directors), officers, independent directors, agents and consultants. The Board has the authority to select the persons to whom awards are given.

      Our practice is to grant options to all new employees upon employment and to grant additional options to all employees as part of their annual reviews. We had approximately 910 employees as of March 1, 2004.

      If the 2004 Plan is approved by the shareholders, our officers will receive stock bonuses, as part of their 2003 compensation, including the officers named in the Summary Compensation table, as follows:

Name	Award(1)

James E. Rottsolk, CEO and President	$129,938
Burton J. Smith, Chief Scientist	$49,500
Gerald E. Loe, Vice President	$56,100
Scott J. Poteracki, Vice President and CFO	$44,880
David R. Kiefer, Vice President	$44,550
All Executive Officers as a group	$468,980
Non-Executive Directors, as a group	—
Non-Executive Officer Employees, as a group	$141,669

      The stock bonuses would be restricted against transfer for 12 months following the 2004 Annual Meeting. Continued employment with us is not a condition to retaining the stock bonus, and there are no conditions that would cause a forfeiture of the stock bonus. If we were to pay dividends on our common stock, the holders of these shares would receive such dividends. We have not paid any dividends on our common stock, and have no present plans to do so.

(1)	The number of shares granted to each officer and group named above will be determined by dividing the amounts shown corresponding to each named officer and group by the fair market value of our common stock on the date of the 2004 Annual Meeting. If the shareholders were not to approve the 2004 Plan, these amounts would be paid in cash in 2004 as bonus earned in 2003.

      Exercise Prices. The Board determines the exercise price of options. The exercise price for both incentive stock options (“ISOs”) and nonqualified options may not be less than 100% of the fair market value on the date of grant. For any grant of ISOs to employees who own more than 10% of our voting stock, the exercise price must be not less than 110% of the fair market value on the date of grant and the term of the ISO cannot exceed five years.

      Maximum Size of Grants. No one individual may receive options and awards aggregating more than 1,000,000 shares in any one year.

      Transferability. Recent changes to the Internal Revenue Code and SEC rules now permit nonqualified options to be transferable. While generally such options remain nontransferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, the Board, in its discretion and subject to such terms and conditions as it shall specify, may permit the transfer of a nonqualified option to an optionee’s family members or to one or more trusts or partnerships established for the benefit of such family members. ISOs remain nontransferable other than by will or the laws of descent and distribution. The Board also may impose restrictions on the transferability of shares of stock received pursuant to other types of awards.

      Termination of Service. Unless otherwise determined by the Board or specified in a particular option agreement, if an optionee’s employment or service with us terminates, other than for cause, death or disability, the optionee may exercise the portion of his or her option exercisable at the time of termination for a period of three months after termination, or, if earlier, until the option expires. If the optionee is terminated for “cause” or “resigns in lieu of dismissal” (as such terms are defined in the Plan), the option is deemed to have terminated at the time of the first act which led to such termination. If an optionee dies while employed by or providing services to us, or an optionee’s employment or other relationship with us terminates due to permanent and total disability, the optionee or his or her successor has 12 months from such event to exercise the option (including any unvested portion), or, if earlier, until the option expires. The Board has the authority to extend those three-month and 12-month periods, but not beyond the expiration date of any option, and to increase the portion of an option that is exercisable.

      Foreign Qualified Grants. The Board may adopt such supplements to the 2004 Plan as may be necessary to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under such laws, provided that no award shall be granted under any such supplement with terms that are more beneficial to the participants than the terms permitted under the 2004 Plan.

      Change in Control Provisions. In order to maintain the rights of participants in the event of a merger, consolidation or plan of exchange, other than in which the holders of our voting securities hold at least 50% of the voting securities of the surviving corporation or its parent corporation, or a sale of all or substantially all of the our assets, or our liquidation or dissolution, then, unless the existing options and restrictions on awards are continued or assumed by the successor entity, with appropriate adjustments, then the 2004 Plan and existing options and restrictions on awards shall terminate upon the effective date of the transaction. In such event, each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, and the restrictions and conditions to outstanding stock awards would lapse, all prior to the effective date of the transaction.

      Term of the Plan and Amendments. Unless sooner terminated by the Board, the 2004 Plan will terminate ten years from the date of its adoption by the Board. The Board has the power to suspend or terminate the 2004 Plan at any time. The Board is authorized to amend the 2004 Plan, except that shareholder approval is required for any amendment that would:

•	increase the number of shares available,

•	permit the granting of stock options to a new class of persons not presently covered by the 2004 Plan, or

•	be required by applicable law or regulation.

      The Board, in its discretion, may include further provisions and limitations in any option agreement as it deems equitable and in our best interests. The Board, subject to the terms of the 2004 Plan and applicable law, may also amend outstanding options and awards, except that no amendment may be made which impairs or diminishes the rights of an option or award holder without such holder’s consent. The Board expressly does not have the right to reduce the exercise price of outstanding options.

U.S. Tax Consequences of the 2004 Plan.

      Stock Options. Under U.S. federal tax laws, the grant of a stock option will not result in taxable income at the time of the grant for us or the optionee. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price; we will be entitled to a deduction for the same amount. Such income is subject to withholding tax as “wages.” We have the right to withhold such tax in the form of cash or shares. Currently withholding and employment taxes do not apply to the exercise of an ISO or the disposition of shares acquired upon the exercise of an ISO. The Treasury Department and the Internal Revenue Service are considering whether to apply such taxes to such exercises and dispositions. Future changes in or clarifications of the tax laws may cause us to conclude that such taxes are required.

      The tax treatment of an optionee for a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally upon the sale of shares obtained by exercising a nonqualified option, the optionee will treat any gain or loss recognized on the sale, calculated as the difference between the amount realized on the sale and the market value of our common stock on the exercise, as a capital gain or loss. If an employee exercises an ISO and holds the shares for two years from the date of grant and one year after exercise, then the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the option exercise price. Shares obtained by an exercise of an ISO that are sold without satisfying these holding periods will be treated as shares received from the exercise of a nonqualified option.

      Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option except that we may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.

      Stock Bonuses and Other Grants of Stock. An employee who receives a stock bonus or a grant of stock in connection with the performance of services generally will realize taxable income at the time of receipt. An employee will not recognize income at the time of receipt, however, if the shares are subject to a substantial risk of forfeiture for purposes of Section 83 of the Internal Revenue Code, unless the employee elects under Section 83(b) of the Internal Revenue Code within 30 days after the original transfer to recognize income at the time of the original transfer. Restrictions on transferability, by themselves, do not constitute a substantial risk of forfeiture for Section 83 purposes. If the shares are subject to a substantial risk of forfeiture at the time of receipt and the employee has not made a Section 83(b) election within 30 days after the original transfer, the employee will recognize taxable income in the year the substantial risk of forfeiture lapses. We generally will be entitled to a tax deduction equal to the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. Such income is subject to withholding tax as “wages,” and the 2004 Plan provides that awardees may pay such withholding tax by cash or return of shares.

      Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount we may deduct for compensation paid to certain officers and certain of our most highly compensated employees. Compensation received through the exercise of stock options is not subject to this $1 million limit if the option and plan meet certain requirements, including options granted with an exercise price at not less than fair market value. Our policy is to grant options meeting the requirements of Section 162(m) and applicable regulations.

      Stock Price Information. The last sales price of our common stock as reported on the Nasdaq National Market System on March 12, 2004, was $6.80 per share.

      Equity Compensation Plan Information. The following table provides information as of December 31, 2003, with respect to compensation plans under which shares of our common stock are authorized for issuance, separated into two categories: plans previously approved by our shareholders and plans not previously approved by our shareholders.

	Number of Shares of Common	Weighted-average	Number of Shares of Common Stock
	Stock to be Issued Upon	Exercise Price of	Available for Future Issuance Under
	Exercise of Outstanding	Outstanding Options,	Equity Compensation Plans (excluding
Plan Category	Options, Warrants and Rights	Warrants and Rights	shares reflected in 1st column)

Equity plans approved by shareholders(1)	7,843,906	$6.14	5,806,488
Equity plans not approved by shareholders(2)	4,357,782	$3.56	0

(1)	The shareholders have previously approved the 1988, the 1995 Independent Director, the 1995, the 1999 and the 2003 stock option plans and the 2001 Employee Stock Purchase Plan. Pursuant to these stock option plans, incentive and nonqualified options may be granted to employees, officers, directors, agents and consultants. Under the stock option plans approved by shareholders, 2,451,055 shares remained available for grant as of December 31, 2003 (1,475,785 shares as of March 12, 2004). Under the 2001 Employee Stock Purchase Plan, all employees are eligible to participate and have the right to purchase shares in three month offering periods at the lesser of (a) 85% of the fair market value of the common stock at the beginning of each offering period or (b) 100% of the fair market value of the common stock at the end of each offering period. The 2001 Employee Stock Purchase Plan covers a total of 4,000,000 shares; at December 31, 2003, we had issued a total of 644,567 shares under this Plan and had a total of 3,355,433 shares available for future issuance. The first two columns do not include the shares available under the 2001 Employee Stock Purchase Plan for the offering period that spans December 31, 2003, as neither the number of shares to be issued in that offering period nor the offering price was then determinable.

(2)	The shareholders have not approved the 2000 Non-Executive Employee Stock Option Plan nor the issuance of warrants to certain entities and individuals for services. Under the 2000 Non-Executive Employee Stock Option Plan approved by the Board of Directors on March 30, 2000, we may issue an aggregate of 6,000,000 shares pursuant to non-qualified options to employees, agents and consultants but not to officers or directors. Otherwise the 2000 Non-Executive Employee Stock Option Plan is similar to the 2003 Stock Option Plan described above. At December 31, 2003, under this plan we had options for 4,357,782 shares outstanding and no options available for grant. From time to time we have issued warrants as compensation to consultants for services without shareholder approval. As of December 31, 2003, we had warrants outstanding covering an aggregate of 61,556 shares of common stock initially issued to one company and one individual for financial consulting services. All these warrants were granted with exercise prices equal to the fair market value of our common stock at the date of grant, expire in 2004 and may be exercised for cash or pursuant to “cashless” exercise features.

Board Recommendation: The Board of Directors recommends that you vote “for” the approval of the 2004 Long-Term Equity Compensation Plan.

OTHER BUSINESS

      The Board knows of no other matters to be brought before the Annual Meeting of Shareholders. If, however, other matters are properly presented at the meeting, the individuals designated on the proxy card will vote your shares according to their judgment on those matters.

      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including financial statements and schedules, forms a part of our 2003 Annual Report that was mailed to shareholders with this Proxy Statement. The Annual Report is available on our web site: www.cray.com under Investors — SEC Filings. Additional copies of the 2003 Annual Report on Form 10-K may be obtained without charge by writing to Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

By order of the Board of Directors,

KENNETH W. JOHNSON
Corporate Secretary

Seattle, Washington

March 24, 2004

Appendix A

CRAY INC.

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

      I.     Purpose

      The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of:

•	the quality and integrity of the accounting and financial reporting processes of the Company and the audits of its financial statements,

•	the qualifications and independence of the public auditing firm engaged to issue an audit report on the financial statements of the Company,

•	the performance of the Company’s systems of internal controls, disclosure controls and internal audit functions, and

•	the Company’s procedures for legal and regulatory compliance, risk assessment and business conduct standards.

      The Committee shall provide an open avenue of communication among the independent auditors, the financial and senior management of the Company and the Board of Directors.

      The Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. Management and the independent auditors are responsible for conducting the audits and determining that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

      II.     Composition

      The Committee shall consist of at least three directors, each of whom shall be an independent director, shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee, and shall have the necessary understanding of financial statements and financial sophistication required under applicable laws, rules and regulations, including the listing standards of the Nasdaq National Market System. The Committee shall have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Committee members may not receive any consulting, advisory or other compensation from the Company except for Board and committee services.

      The members of the Committee shall be appointed by the Board at the annual meeting of the Board. Unless a Chair is designated by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. Members may be removed by the Board at any time.

      III.     Responsibilities

      The Committee shall:

      Independent Auditor Oversight

      1.     Be directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Each independent auditor shall report directly to the Committee. The Committee shall instruct the independent auditor that the auditor ultimately is accountable to the Committee, that the Committee has the authority and responsibility to appoint, retain, evaluate and replace the auditor, and that the Board of Directors, acting through the Committee, as the shareholders’ independent representative, is the auditor’s client.

      2.     Meet with the independent auditor prior to the audit and discuss the planning and staffing of the audit.

      3.     Approve in advance the engagement of the independent auditor for all audit services and all non-audit services and approve the fees and other terms of any such engagement. The Committee may delegate authority to its Chair to grant pre-approvals of permitted non-audit services, provided that any such pre-approvals are to be presented to the full Committee at its next meeting.

      4.     Evaluate annually the qualifications, performance and independence of the independent auditor, including reviewing permissible non-audit services, receive and review the formal written statement from the auditors consistent with Independence Standards Board Standard No. 1, and discuss with the auditor any disclosed relationships or services that may affect the objectivity and independence of the auditor.

      5.     Review with management the potential hiring of employees or former employees of the independent auditor, taking into account the impact of such policies on auditor independence.

      6.     Review with the independent auditor all material written communications between the auditor and management and the conduct of each audit, including any difficulties, substantial delays, management’s cooperation, communications with the auditor’s national office and the quality of the Company’s accounting principles, processes and judgments.

      Financial Information Oversight

      1.     Review and discuss with management and the independent auditor:

a. The Company’s quarterly and annual financial statements, all internal control reports (or summaries), and other relevant reports or financial information submitted by the Company to any governmental body or the public, including management certifications as required by law, and relevant reports rendered by the auditors (or summaries).

b. The critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles, the ramifications of the use of such alternative disclosures and treatments and the treatments preferred by the independent auditor.

c. Any significant judgments made in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgments.

d. Earnings press releases, guidance and other information provided to analysts and rating agencies, including “pro forma” and other non-GAAP financial measures.

e. The effect of regulatory and accounting initiatives, and of any off-balance sheet structures, on the Company’s financial statements.

f. Written communications between the auditor and management including any management representation letter, internal control recommendation letter and schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company, and management’s response.

      2.     Review in advance and approve all filings with the SEC containing (or incorporating by reference) the Company’s financial statements, including the Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such filings.

      3.     Oversee the resolution of any disagreements between management and the auditors regarding financial reporting.

      4.     Recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

      Controls Oversight

      1.     Review with the auditor and management the integrity of the Company’s financial reporting processes (internal and external) and the internal control structure, including disclosure controls.

      2.     Consider whether any changes to the internal controls or disclosure controls processes and procedures are appropriate in light of management’s assessment and the independent auditor’s report.

      3.     Review the internal audit scope, audit plans and relevant process, and the results of internal audits, including the auditor’s attestation report on management’s assessment of internal control over financial reporting.

      Legal Compliance and Code of Business Conduct

      1.     Review and approve all related-party transactions after reviewing each such transaction for potential conflicts of interests and improprieties.

      2.     Establish procedures for receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

      3.     Develop and recommend to the Board a Code of Business Conduct for the Company’s directors, officers and employees that complies with all applicable rules and regulations. The Committee annually will review the Code and recommend any proposed changes to the Board for approval. The Committee will monitor the reporting procedures described in the Code.

      4.     Review management’s monitoring of compliance with the Foreign Corrupt Practices Act.

      5.     Review with the Company’s legal counsel legal compliance matters and any legal matter that could have a significant impact on the Company’s financial statements.

      Other Matters

      1.     Review the process by which risk assessment and management is handled and major financial risk exposure is monitored and controlled.

      2.     Discuss with management the Company’s practices pertaining to foreign exchange, investments and derivatives.

      3.     Prepare the Committee’s report required to be included in the Company’s annual proxy statement.

      4.     Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

      5.     Annually review its own performance and this Charter and recommend to the Board any proposed changes to this Charter or to the Committee.

      The Committee is authorized to form and delegate authority to subcommittees as appropriate. The Committee may delegate such authority to one or more of its members as appropriate.

      The Committee shall perform such other functions and activities as required by law or the Company’s bylaws or assigned to it by the Board of Directors.

      IV.     Resources and Authority; Company’s Responsibilities

      The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the authority to obtain advice and assistance from internal or external accounting, legal and other advisors.

      The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a Committee meeting or to meet with any members of, or consultants to, the Committee. The Committee has the power to conduct or authorize investigations into any matters with the Committee’s scope of responsibilities.

      The Company shall provide the Committee with sufficient funding to the extent that the Committee deems necessary or appropriate to exercise its authority and responsibilities, including compensation for the independent auditor and any accounting, legal or other advisors to the Committee and for other ordinary administrative expenses that the Committee determines are necessary or appropriate to carry out its duties. No Board approval shall be required to authorize such funding.

      The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company will assist the Committee in maintaining appropriate financial literacy.

      V.     Meetings

      The Committee shall meet at least quarterly and more often as necessary to enable it to fulfill its responsibilities and duties. The Committee Chair (or his or her designee) shall prepare and/or approve an agenda in advance of each meeting. The Committee shall meet privately in executive session at least quarterly with management, the independent auditors and as a committee to discuss any matters that the Committee or any of these groups believe should be discussed.

      The Committee shall report its actions to the Board and keep written minutes of its meetings, which shall be maintained with the books and records of the Company.

Appendix B

CRAY INC.

2004 LONG-TERM EQUITY COMPENSATION PLAN

i

ii

Appendix B

CRAY INC.

2004 LONG-TERM EQUITY COMPENSATION PLAN

      1.     Purpose. The purpose of the 2004 Long-Term Equity Compensation Plan (the “Plan”) is to enable Cray Inc. (the “Company”) to attract, reward and retain the services or advice of the current or future employees, officers, directors, agents and consultants of the Company and its subsidiaries, and to provide added incentives to them by encouraging stock ownership in the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a subsidiary of the Company.

      2.     Stock Subject to This Plan. Subject to adjustment as provided below and in Section 8 hereof, the stock subject to this Plan shall consist of shares of the Company’s common stock (the “Common Stock”), and the total number of shares of Common Stock to be issued under this Plan shall not exceed 5,500,000 shares, provided further that the total number of shares of Common Stock issued as a bonus under Section 6 and issued pursuant to Section 7 shall not exceed a total of 4,000,000 shares, all as such Common Stock was constituted on the effective date of this Plan. If an option or award granted under this Plan expires, terminates or is canceled, the unissued shares subject to that option or award shall again be available under this Plan. If shares awarded as a bonus pursuant to Section 6 or issued pursuant to Section 7 under this Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under this Plan.

      3.     Administration. This Plan shall be administered by the Board of Directors of the Company (the “Board”). The Board may suspend, amend or terminate this Plan as provided in Section 10.

           3.1     Powers. The Plan shall be administered by the Board, which shall determine and designate the individuals to whom options and awards shall be made, the amount of the options and awards and the other terms and conditions of the options and awards. Subject to the provisions of the Plan, the Board may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and any option or award issued under this Plan, and related agreements by the Board shall be final and conclusive. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, or to be consistent with any rule or regulation promulgated in connection herewith. All actions taken by the Board shall be conclusive and binding on all interested parties. The foregoing notwithstanding, the Board does not have the authority to reduce the exercise price of outstanding options, directly or indirectly. The Board may delegate administrative functions to individuals who are officers or employees of the Company.

           3.2     Limited Liability. No member of the Board or officer of the Company shall be liable for any action or inaction of the Board, any Board committee, the Company or any other person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the explicit provisions hereof, the Board may act in its absolute discretion in all matters related to this Plan.

           3.3     Securities Exchange Act of 1934. At any time that the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Plan shall be administered by the Board in accordance with Rule 16b-3 adopted under the Exchange Act, as such rule may be amended from time to time.

           3.4     Committee. The Board by resolution may delegate to a committee of the Board (the “Committee”) any or all authority for administration of the Plan. If a Committee is appointed, all references to the Board in the Plan shall mean and relate to such Committee, except that only the Board may amend, modify, suspend or terminate the Plan as provided in Section 10.

      4.     Awards. The Board may grant options or awards to any current or future employee, officer, director, agent or consultant of the Company or any of its subsidiaries. The Board may take the following actions from time to time, separately or in combination, under this Plan: (a) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to any employee of the Company or its subsidiaries, as provided in Section 5.1 of this Plan; (b) grant options other than Incentive Stock Options (“Non-Qualified Stock Options”), as provided in Section 5.2 of this Plan; (c) award stock bonuses as provided in Section 6; and (d) issue shares subject to restrictions as provided in Section 7. The Board shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. Shares issued upon exercise of options or awards granted under this Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions and conditions as may be determined by the Board. No person may be granted options and awards to acquire more than a total of 1,000,000 shares of Common Stock in any calendar year.

      5.     Option Grants.

           5.1     Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

                (a) Incentive Stock Options may be granted under this Plan only to employees of the Company or its subsidiaries within the meaning of Section 422(a)(2) of the Code, including employees who are directors.

                (b) No employee may be granted Incentive Stock Options under this Plan to the extent that the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under this Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any subsidiary, exceeds $100,000. To the extent that any option designated as an Incentive Stock Option exceeds the $100,000 limit, such option shall be treated as a Non-Qualified Stock Option. In making this determination, options shall be taken into account in the order in which they were granted, and the fair market value of the shares of Common Stock shall be determined as of the time that the option with respect to such shares was granted.

                (c) An Incentive Stock Option may be granted under this Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company (as determined pursuant to the attribution rules contained in Section 424(d) of the Code) only if the exercise price is at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted, as described in Section 5.1(f) of this Plan, and only if the option by its terms is not exercisable after the expiration of five years from the date it is granted.

                (d) Except as provided in Section 5.5 of this Plan, no Incentive Stock Option granted under this Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any subsidiary of the Company and the optionee has been so employed continuously since the date such option was granted.

                (e) Subject to Sections 5.1(c) and 5.1(d) of this Plan, Incentive Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

                (f) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares shall be the closing price per share of the Common Stock on the trading date immediately prior to the date of grant as reported on a securities quotation system or stock exchange or other principal market for the Common Stock. If such shares are not so reported or listed, the Board shall from time to time determine the fair market value of the shares of Common Stock in its discretion.

                (g) The provisions of clauses (b) and (c) of this Section shall not apply if either the applicable sections of the Code or the regulations thereunder are amended so as to change or eliminate such limitations or to permit appropriate modifications of those requirements by the Board.

                (h) If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

           5.2     Non-Qualified Stock Options. Non-Qualified Stock Options shall be subject to the following terms and conditions:

                (a) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Non-Qualified Stock Option on the date the option is granted. The fair market value of shares of Common Stock covered by a Non-Qualified Stock Option shall be determined by the Board, as described in Section 5.1(f).

                (b) Non-Qualified Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Non-Qualified Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

           5.3     Vesting. To ensure that the Company will achieve the purposes of and receive the benefits contemplated in this Plan, the Board, at its discretion, may establish a vesting schedule, change such vesting schedule or provide for no vesting schedule for options granted under the Plan. In establishing a vesting schedule, the Board may set a “Base Date”, meaning a reference date for the specific option grant and optionee. If no Base Date is established by the Board for a specific option grant, then the date of grant of the option by the Board shall constitute the Base Date.

           5.4     Nontransferability. Each option granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or, with respect to Non-Qualified Stock Options, pursuant to a qualified domestic relations order. The foregoing notwithstanding, the Board on conditions it determines may permit the transferability of a Non-Qualified Stock Option by an optionee solely to members of the optionee’s family or to one or more trusts or partnerships for the benefit of such family members. Any purported transfer or assignment in violation of this provision shall be void.

           5.5     Termination of Options.

                5.5.1     Generally. Unless otherwise determined by the Board or specified in the optionee’s Option Agreement, if the optionee’s employment or service with the Company and its subsidiaries terminates for any reason other than for cause, resignation, retirement, disability or death, and unless by its terms the option sooner terminates or expires, then the optionee may exercise, for a three-month period, that portion of the optionee’s option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option). For purposes of this Section 5.5, references to employment or service with the Company, and similar references, shall include the Company or any of its subsidiaries.

                5.5.2     For Cause; Resignation.

                     (a) If an optionee is terminated for cause or resigns in lieu of dismissal, any option granted hereunder shall be deemed to have terminated as of the time of the first act which led or would have led to the termination for cause or resignation in lieu of dismissal, and such optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of such option, and any such exercise shall be null and void. Termination for “cause” shall include (i) the violation by the optionee of any reasonable rule or policy of the Board or the optionee’s superiors or the chief executive officer or the President of the Company that results in damage to the Company or which, after notice to do so, the optionee fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an optionee which has an adverse impact on the Company or which constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; or (vi) the optionee’s performing services for any other company or person which competes with the Company while he or she is employed by or provides services to the Company, without the prior written approval of the Chairman or President of the Company. “Resignation in lieu of dismissal” shall mean a resignation by an optionee of employment with or service to the Company if (i) the Company has given prior notice to such optionee of its intent to dismiss the optionee for circumstances that constitute cause, or (ii) within two months of the optionee’s resignation, the Chairman or President of the Company or the Board determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause.

                     (b) If an optionee resigns from the Company, the right of the optionee to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the Chairman or the President of the Company or the Board determines otherwise in writing. Thereafter, unless there is a determination that the optionee resigned in lieu of dismissal, the option may be exercised at any time prior to the earlier of (i) the expiration date of the option, or (ii) the expiration of three months after the date of resignation, for that portion of the optionee’s option which was exercisable at the time of such resignation (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

                5.5.3     Retirement. Unless otherwise determined by the Board, if an optionee’s employment or service with the Company is terminated with the Company’s approval for reasons of age, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the option or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the optionee’s option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

                5.5.4     Disability. Unless otherwise determined by the Board, if an optionee’s employment or relationship with the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Code), the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option or (b) the expiration of 12 months after the date of such termination for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

                5.5.5     Death. Unless otherwise determined by the Board, in the event of the death of an optionee while employed by or providing service to the Company, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option or (b) the expiration of 12 months after the date of death by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the applicable laws of descent and distribution for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).

                5.5.6     Extension of Exercise Period. The Board, at the time of grant or at any time thereafter, may extend the three-month and 12-month exercise periods to any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board may determine; provided, that any extension of the exercise period or other modification of an Incentive Stock Option shall be subject to the written agreement and acknowledgment by the optionee that the extension or modification disqualifies the option as an Incentive Stock Option.

                5.5.7     Failure to Exercise Option. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all rights to purchase shares of Common Stock pursuant to such options shall cease and terminate.

                5.5.8     Leaves. For purposes of this Section 5.5, employment shall be deemed to continue while the optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Board) in accordance with the policies of the Company.

           5.6     Exercise.

                5.6.1     Procedure. Subject to the provisions of Section 5.3 above, each Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased upon any exercise of any Option granted hereunder and that only whole shares will be issued pursuant to the exercise of any Option (the number of 100 shares shall not be changed by any transaction or action described in Section 8 unless the Board determines that such a change is appropriate). Options shall be exercised by delivery to the Secretary of the Company or his or her designated agent of written notice of the number of shares with respect to which the Option is exercised, together with payment in full of the exercise price.

                5.6.2     Payment. Payment of the option exercise price shall be made in full at the time the written notice of exercise of the option is delivered to the Secretary of the Company or his or her designated agent and shall be in cash or check or pursuant to irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the appropriate exercise price and withholding tax obligations, all in accordance with applicable governmental regulations, for the shares of Common Stock being purchased. The Board may determine at the time the option is granted for Incentive Stock Options, or at any time before exercise for Non-Qualified Stock Options, that additional forms of payment will be permitted. Unless otherwise determined by the Board, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months.

                5.6.3     Withholding. Prior to the issuance of shares of Common Stock upon the exercise of an option, the optionee shall pay to the Company the amount of any applicable federal, state, local and other tax withholding obligations. In addition, the optionee shall pay to the Company promptly any required federal, state and local withholding obligations arising out of a disqualifying disposition of an Incentive Stock Option. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.

                5.6.4     Conditions Precedent to Exercise. The Board may establish conditions precedent to the exercise of any option, which shall be described in the relevant Option Agreement.

           5.7     Foreign Qualified Grants. Options under this Plan may be granted to officers and employees of the Company or any of its subsidiaries and other persons described in Section 4 who reside in foreign jurisdictions as the Board may determine from time to time. The Board may adopt such supplements to the Plan as are necessary to comply with the applicable laws of such foreign jurisdictions and to afford optionees favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement on terms which are more beneficial to such optionees than the terms permitted by this Plan.

           5.8     Corporate Mergers, Acquisitions, Etc. The Board may also grant options under this Plan having terms, conditions and provisions that vary from those specified in this Plan provided that such options are granted in substitution for, or in connection with the assumption of, existing options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.

           5.9     Holding Period. Unless otherwise determined by the Board, if a person subject to Section 16 of the Exchange Act exercises an option within six months of the date of grant of the option, the shares of Common Stock acquired upon exercise of the option may not be sold until six months after the date of grant of the option.

           5.10     Option Agreements. Options granted under this Plan shall be evidenced by written stock option agreements (“Option Agreements”) containing such terms, conditions, limitations and restrictions as the Board shall deem advisable and which are consistent with this Plan. All Option Agreements shall include or incorporate by reference the applicable terms and conditions contained in this Plan.

      6.     Stock Bonuses. The Board may award shares under this Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions (including performance standards) and restrictions determined by the Board. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board. The Board may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy all federal, state, local and other tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board. The certificates representing the shares awarded shall bear any legends required by the Board. Prior to the issuance of shares of Common Stock pursuant to an award, the awardee shall pay to the Company the amount of any applicable federal, state, local and other tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the awardee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld. With the consent of the Board, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

      7.     Restricted Stock. The Board may issue shares under this Plan for any consideration (including promissory notes and services) determined by the Board. Shares issued under this Plan shall be subject to the terms, conditions (including performance standards) and restrictions determined by the Board. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board. All Common Stock issued pursuant to this Section 7 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board. The certificates representing the shares shall bear any legends required by the Board. Prior to the issuance of shares of Common Stock pursuant to an award, the purchaser shall pay to the Company the amount of any applicable federal, state, local and other tax withholding obligations. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the purchaser, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld. With the consent of the Board, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.

      8.     Adjustments Upon Changes in Capitalization.

           8.1     Stock Splits, Capital Stock Adjustments. The aggregate number and class of shares for which options and awards may be granted under this Plan, the number and class of shares covered by each outstanding option and award and the exercise or purchase price per share thereof (but not the total price), and each such option and award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment.

           8.2     Effect of Merger, Sale of Assets, Liquidation or Dissolution.

                8.2.1     Termination Unless Assumption or Substitution. Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50% of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any option theretofore granted hereunder shall terminate, and all restrictions and conditions (other than payment) of awards granted pursuant to Section 6 or Section 7 shall terminate, unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options and awards theretofore granted, or the substitution for such options or awards, with new options and awards covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options and awards granted under it, or the new options or awards substituted therefore, shall continue in the manner and under the terms so provided.

                8.2.2     Exercise and Vesting. If provision is not made pursuant to the preceding Section 8.2.1 in connection with such a transaction for the continuance of the Plan and for the assumption of options and awards, or the substitution for such options and awards of new options and awards covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to exercise the option for the full number of shares covered thereby, including any portion not yet vested (provided that the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option) and all restrictions and conditions (other than payment) of awards shall lapse.

           8.3     Fractional Shares. In the event of any adjustment in the number of shares covered by any option or award, any fractional shares resulting from such adjustment shall be disregarded and each such option and award shall cover only the number of full shares resulting from such adjustment.

           8.4     Determination of Board to Be Final. All adjustments under this Section 8 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made, if possible, in such a manner so as not to constitute a “modification,” as defined in Section 424(h) of the Code, and so as not to cause the optionee’s Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.

      9.     Securities Regulations.

           9.1     Compliance with Law. Shares of Common Stock shall not be issued with respect to an option or award granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant to such option or award complies with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions and the requirements of any quotation service or stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability with respect to the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

           9.2     Investment Purpose. As a condition to the exercise of an option or receipt of stock pursuant to an award, the Company may require the optionee or awardee to represent and warrant at the time of any such exercise or receipt that the shares of Common Stock are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of Common Stock on the official stock books and records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The Board may also require such other action or agreement by the optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK THEREUNDER OR ANY AWARDS UNDER THIS PLAN.

      10.     Amendment and Termination.

           10.1     Plan. The Board may at any time suspend, amend or terminate this Plan, provided that, except as set forth in Section 8, the approval of the Company’s shareholders is necessary within 12 months before or after the adoption by the Board of any amendment that will:

                (a) increase the number of shares of Common Stock that are to be reserved for the issuance under this Plan;

                (b) permit the granting of stock options or awards to a class of persons other than those presently permitted to receive stock options or awards under this Plan; or

                (c) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act, or the regulations of any securities market or exchange on which the Common Stock is then listed for trading or quotation.

           10.2     Options. Subject to the requirements of Section 422 of the Code with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Board may modify or amend outstanding options and awards granted under this Plan. The modification or amendment of an outstanding option shall not, without the consent of the optionee or awardee, impair or diminish any of his or her rights or any of the obligations of the Company under such option or award. Except as otherwise provided in this Plan, no outstanding option or award shall be terminated without the consent of the optionee or awardee. Unless the optionee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such a manner so as not to constitute a “modification,” as defined in Section 424(h) of the Code, and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Section 422(b) of the Code.

           10.3     Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No option or award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan, without the consent of the optionee or awardee, shall not alter or impair any rights or obligations under any option and award theretofore granted under this Plan.

      11.     Miscellaneous.

11.1 Time of Granting Options. The date of grant of an option shall, for all purposes, be the date on which the Company completes the required corporate action relating to the grant of an option; the execution of an Option Agreement and the conditions to the exercise of an option shall not defer the date of grant.

11.2 No Status as Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

11.3 Status as an Employee. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

11.4 Reservation of Shares. The Company, during the term of this Plan, at all times will reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan.

      12.     Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is duly approved by the Company’s shareholders any time within 12 months after the adoption of this Plan. No option granted under this Plan to any officer or director of the Company shall become exercisable, however, until the Plan is approved by the shareholders, and any options and awards granted prior to such approval shall be conditioned upon and are subject to such approval.

      Adopted by the Board of Directors as of March 5, 2004, and approved by the Shareholders on                     .

PROXY

CRAY INC.
Annual Meeting of Shareholders
May 12, 2004, 2:00 p.m.
411 First Avenue South, Seattle, Washington
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE SIGN AND RETURN THIS PROXY

The undersigned hereby appoints James E. Rottsolk, Burton J. Smith and Kenneth W. Johnson, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on May 12, 2004, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the proposals to elect two directors, each to serve a one-year term (or a three year term if proposal No. 2 is not approved); to approve an amendment to our Restated Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors; to approve an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock to 150,000,000 shares; and to approve the 2004 Long-Term Equity Compensation Plan. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

If you vote by Internet or telephone, please do not return this proxy.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ Detach here from proxy voting card. ^

You can now access your Cray Inc. account online.

Access your Cray Inc. shareholder account online via Investor ServiceDirect ® (ISD).

Mellon Investor Services LLC, agent for Cray Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

•	SSN or Investor ID

•	Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

•	SSN or Investor ID

•	PIN

•	Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Book-Entry Information

•	Issue Certificate

•	Payment History

•	Address Change

•	Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR all nominees listed (except as withheld)	WITHHOLD AUTHORITY to vote for nominees listed
1.	Election of two directors, each to serve a one-year term (or a three-year term if Proposal No. 2 is not approved)	☐	☐

(Instructions: To withhold authority to vote for any individual, strike a line through the nominee’s name below.)

01 Daniel J. Evans
02 Daniel C. Regis

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to our Restated Articles of Incorporation to declassify the Board of Directors and provide for the annual election of all directors.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Approval of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock to 150,000,000 shares.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	Approval of the 2004 Long-Term Equity Compensation Plan.	☐	☐	☐

The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.

The Board of Directors recommends that you vote for election of named Directors and in favor of Proposals 2, 3 and 4.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date	2004

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ Detach here from proxy voting card. ^

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM EST the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/cray		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at: http://www.cray.com/invest